UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 18, 2005

Autobytel Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 18, 2005, Michael Schmidt, Senior Vice President, Finance, assumed the functions of principal accounting officer of the Company, pending the Company’s appointment of a new Controller.

Mr. Schmidt, 42, joined Autobytel as Senior Vice President, Finance in April 2004 and assumed the functions of Chief Financial Officer in November 2004, pending appointment of a Chief Financial Officer. From April 2002 to April 2004, Mr. Schmidt was Chief Financial Officer at Telephia Inc., a leading provider of performance information for the mobile telecommunications industry. From December 2000 to August 2001, Mr. Schmidt was Chief Financial Officer of Autoweb.com, Inc., an automotive marketing services company. From May 2000 to October 2000, Mr. Schmidt was Chief Operating Officer and Chief Financial Officer at MizBiz, an internet startup. From September 1999 to May 2000, Mr. Schmidt was Director of Finance at Pacificare Health Systems, a health care company. From 1988 to March 1999, Mr. Schmidt held various senior level finance and operational positions at IMS Health, a worldwide provider of information services. Mr. Schmidt began his career as a certified public accountant with Ernst & Whinney. Mr. Schmidt received a Bachelors of Business Administration and Accounting from Cleveland State University.

Mr. Schmidt and Autobytel are parties to a letter agreement, dated March 9, 2004, pursuant to which Mr. Schmidt is entitled to an annual base salary of $215,000 and a bonus of up to 45% of base salary, as determined by the Board of Directors. Under the letter agreement, Mr. Schmidt is also entitled to a severance payment equal to six months of base salary for termination other than for cause or voluntary resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

By:	/s/ Ariel Amir
Ariel Amir, Executive Vice President and General Counsel

Date: April 18, 2005